Exhibit 99.2

Rural Cellular Corporation
Property Exchange Teleconference
October 15th, 2003

Administrative Comments
Chris Boraas

•	Good morning, everyone.

•	As a reminder, this call is being broadcast live through our Web site, at WWW.RCCWIRELESS.COM.

•	An archive will also be made available in the investor relations’ section of our Web site.

•	In addition, a dial-in replay will be available through October 20, 2003.

•	A Form 8-K has been filed today including as exhibits the text from today’s teleconference and yesterday’s press release.

•	Also included in the 8-K as an exhibit is a series of maps comparing our service areas before and after the property exchange.

•	A copy of this presentation may also be accessed by logging onto the Company’s website at www.RCCwireless.com.

•	Today’s teleconference will not include time for Q&A.

•	Presenting this morning will be Richard Ekstrand, RCC’s President and Chief Executive Officer.

•	So before we begin, I want to state that any comments about RCC’s future prospects are forward-looking and therefore involve certain risks and uncertainties, including but not limited to: competitive considerations, success of customer enrollment and retention initiatives, successful integration of new service areas, the ability to increase wireless usage and reduce customer acquisition costs, the ability to negotiate favorable roaming agreements, the ability to service debt, the resolution of certain network technology issues and other factors discussed in RCC’s Report on Form 10-K for the year ended December 31, 2002 and from time to time in other filings with the Securities and Exchange Commission.

•	And with that, I’ll turn it over to Rick Ekstrand.

CEO Discussion
Richard Ekstrand

•	Thanks, Chris, and good morning, everyone.

•	I am pleased to announce the signing of a property exchange agreement with AT&T Wireless involving our Midwest, Northwest, and South regions.

•	In conjunction with this negotiation, I am also pleased to announce our expanded roaming agreement with AT&T Wireless that includes our GSM/GPRS network under development in our Northwest region.

•	These strategic developments, in our view, strengthen our long-term position in the wireless industry.

•	As you may recall, the Oregon 4 RSA has been part of our Northwest region since we acquired Triton Cellular in April of 2000.

•	Oregon 4 has 226,000 POPs and approximately 38,000 customers as of September 30, 2003.

•	And as you can see by our map that Chris referenced, this narrow region connects our footprint in Oregon through the Cascades to the coast.

•	This region also contains approximately 40 miles of Interstate 5, contributing to its strong roaming revenue.

•	Oregon 4 has uniquely presented a high risk of overbuild when compared to other service areas due to its strong roaming and isolation from other RCC properties.

•	Although this property has performed well from a roaming perspective to this point, it has recently presented customer growth challenges.

•	This RSA is highly competitive and does not provide critical synergy to the rest of our Northwest region and clearly presents greater opportunity for a national player such as AT&T Wireless.

•	In exchange for transferring our Oregon 4 properties, our South region will take over AT&T Wireless operations in the Dothan, Al, Tupelo, MS and Columbus, MS markets.

•	It has been no secret that our customer growth in our South region, since acquiring it in April of 2000, has been challenging due to a very difficult footprint.

•	This property exchange will dramatically improve our South region footprint and brings new synergies that we believe will benefit RCC’s long-term financial performance.

•	These strategic markets, including an overlap in our existing operations of 157,000 POPs, cover 702,000 total POPs and include 98 cell sites and approximately 16,000 customers as of September 30, 2003.

•	We will have favorable incollect rates with AT&T Wireless in key communities of influence adjacent to our South and Northwest regions further enhancing the appeal of our service offerings in these areas.

•	The South region also receives adjacent and unbuilt PCS licenses covering approximately one million POPs throughout portions of Alabama, Georgia, and Mississippi.

•	In addition, RCC will receive PCS licenses covering 925,000 total POPs throughout portions of Minnesota, North Dakota, Oregon, Washington, and Wisconsin.

•	The licenses that overlap our existing footprint improve the network development efficiency as we enter into the next generation phase of our networks.

•	Although we have not finalized our build-out plan for these new licenses, we remain committed to our original $190-$230 million cap-ex guidance for the years 2003-2005.

•	FCC coverage requirements in these acquired unbuilt PCS licenses have largely been met.

•	We will also receive cash consideration of $13.5 million, which will be used to permanently pay down bank debt.

•	The significant loss of Oregon 4 EBITDA as a result of the transaction will not be entirely offset by our newly acquired service areas in the South.

•	Even so, we believe we are positioning ourselves for potential growth in the South while establishing a long-term roaming relationship in the Northwest.

•	As we develop these regions with our enhanced footprint, we expect the EBITDA difference to be more than offset over time.

•	For 2004, however, our recently awarded ETC certification in Minnesota, together with our ETC status in other states, will support our ability to provide wireless infrastructure in the small communities where we operate.

•	Accordingly, we expect 2004 EBITDA to be comparable to 2003 and in compliance with our bank covenants.

•	From the accounting standpoint, SFAS 144 requires us to revisit our current book value for the Oregon 4 property and as such, we anticipate recording a non-cash impairment charge preliminarily estimated in the $50-$55 million range, effective in the third quarter.

•	And now to sum up.

•	This exchange allows us to stay focused on what we do best.

•	That is, providing wireless coverage in main street America where tourism, agriculture and small business are prevalent and a way of life.

•	In our view, this exchange reduces the overbuild risk in the Northwest.

•	It positions our South region for footprint synergies and potential customer growth.

•	It provides us with spectrum flexibility for future network development.

•	And, with the expanded Northwest GSM/GPRS roaming agreement, together with other roaming agreements in our Northeast and Midwest regions, three of our four service areas now have a next generation technology path together with stable and long-term roaming arrangements.

•	Thank you, and I look forward to discussing this transaction together with our third quarter financial results in early November.